Exhibit 99.2

Under Armour: First Quarter 2008 Earnings Call – Brad Dickerson

Thanks Kevin. I would now like to provide some information around our first quarter Income Statement as well as some key Balance Sheet items.

First, our Income Statement.

Our net revenues for the first quarter grew 27% over the prior year quarter. This was largely driven by 25% growth in our apparel sales, highlighted by 36% growth specific to our Women’s apparel.

In April, we successfully implemented a new warehouse management system in our distribution center. As a result of the system switch, some of our customers elected to take shipments in March that were originally scheduled for the first weeks of April. As part of this shift and in preparation for our upcoming launch, a small portion of our new Performance Training footwear was also shipped in March.

In the first quarter, gross margin decreased 110 basis points to 47.6% from 48.7% in the prior year.

The gross margin decline was a result of inventory reserves, primarily on excess glove inventories identified this quarter.

The margin impact of Performance Trainers in the first quarter was more than offset by the strong growth in Direct-to-Consumer revenues, which at a growth rate of 77%, continues to grow at a faster rate and achieve higher gross margins than our overall business.

SG&A as a percentage of net revenues for the quarter was 44.9% compared to 35.8% in the prior year quarter. On television, in print, and in-store, our New Prototype campaign has been ramping up in anticipation of our Performance Training footwear launch this Saturday. In-line with our previously announced plans, we are shifting a greater portion of our marketing dollars to the first half of the year to support the campaign, and this was a major driver of the year-over-year increase in SG&A. Marketing increased from 11.1% of net revenues in the first quarter of last year to 17.8% this year. Also contributing to the increase in SG&A growth were increased investments in product innovation and employee equity compensation costs.

Our operating income for the quarter was $4.3 million compared to $16.0 million in the prior year.

Operating margin for the first quarter was 2.7% compared to 12.9% in the prior year quarter. This decrease in operating margin was driven by our lower gross margins and the planned increases in SG&A as previously discussed.

Our effective income tax rate for the first quarter was 40.3% compared to 40.6% in the same period last year. We benefited from a one-time true-up in the first quarter, and expect our full year 2008 effective income tax rate to be approximately 42.3%.

Our resulting Net Income for the quarter was $2.9 million compared to $9.9 million in the same period last year. First quarter diluted earnings per share was $0.06 compared to $0.20 in the prior year. Our previous guidance was $0.03 to $0.05 in total for the first half of the year.

Now I would like to move on to the Balance Sheet.

Total cash and cash equivalents at the end of the quarter were $17.6 million, compared to $40.6 million at December 31, 2007 and $57.2 million at the end of the first quarter of 2007. The year-over-year decrease was primarily a result of investments in inventory and capital expenditures, which I will speak about shortly. For the full year 2008, we continue to expect cash to remain relatively flat from our 2007 year end balance. Currently, we continue to have full availability on our $100 million line of credit facility.

Net Accounts Receivable increased 21%, or $17.4 million, on a year-over-year basis, which was below our net revenue growth for the quarter. In 2008 we continue to expect Net Accounts Receivable to grow in line with top line growth.

At the end of the first quarter, inventory increased to $167.9 million compared to $166.1 million at December 31, 2007 and $80.1 million at March 31, 2007. It is worth noting that the inventory balance at the end of the first quarter included nearly $14 million of Performance Training footwear in preparation for our launch this coming Saturday.

We expect our year-over-year inventory growth rate to decelerate as we move through the year beginning with the second quarter. By the end of the third quarter, we expect inventory growth to be in-line with sales growth, and by the end of the fourth quarter, we are projecting inventory to grow at a rate below our annual sales growth for 2008.

One item to note is that although we expect our year-over-year inventory growth rate to decelerate, in the second quarter we expect our highest absolute dollar inventory balance of the year as we prepare for the start of our fall season in the third quarter. Wayne will discuss our inventory initiatives in more detail shortly.

As we move to capital expenditures, we always like to point out that we are building the foundation for large, scalable businesses. Our investment in capital expenditures for the first quarter was approximately $9.0 million.

Our full year 2008 capital investments are still planned at approximately $40 to $42 million and will include:

•	Approximately $14 million in our branded concept shops and in-store fixtures,

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$10 million in upgrades and improvements to our information technology infrastructure, which is an increase over our previous estimate and includes additional SAP modules specific to inventory and financial planning as well as additional investments to our website

•	$5 million in upgrades and improvements to our existing distribution facilities,

•	$10 million for the build-out of new outlet and additional full-price test stores, and

•	The remaining balance in general corporate improvements to support our growth.

Now Wayne will take you through our remaining outlook for 2008.

Under Armour: First Quarter 2008 Earnings Call – Wayne Marino

Thank you Brad, and good morning everyone. Before I discuss our outlook for 2008, I would like to spend a few minutes on our inventory strategy.

Kevin spoke earlier about the strength of the Under Armour brand. The brand connects with the consumer even in the face of a difficult economic environment, and all of us in the organization are focused on protecting and growing this brand.

One component of this is controlling the presentation of our brand at retail. In order to more quickly address current and future seasonal excess inventory, we have put a plan in place to sell more of this seasonal excess product through our outlet channel.

As a result of this strategy, we have lowered our target gross margin for the outlets. Doing so allows us to move units through our existing outlet base at a faster rate but has a negative impact on our full year gross margin outlook in 2008. I should point out that our outlet gross margins are still well above our overall company gross margins. In addition to this tactical decision to more efficiently sell our excess seasonal product, we are now planning to open 9 retail outlet stores in 2008 as compared to our original plan of 5 stores.

The combination of this outlet strategy along with the initiatives we already had in place to reduce the safety stock levels on core auto-replenishment items is expected to result in a slowdown in the rate of our inventory growth as we move through the year.

In addition to these tactical initiatives that I just outlined we are at the same time putting measures in place to improve our operational efficiency. Specifically, we are putting systems and processes in place to improve our production planning process.

We have recently implemented an S&OP, or Sales and Operations Planning, process that gives us added visibility and control to better manage our inventory. This process allows us to better link the forecasting and sales sides of our organization with the production planning functions.

To complement this process, we are also investing from an IT infrastructure perspective. Coming off the heels of a successful warehouse management system implementation, we have also invested in SAP’s inventory and financial planning modules. The combination of new internal processes and new technology will help us operate faster, smarter, and more efficiently as we continue to strive to be a great growth company coupled with strong operational efficiencies.

We have confidence in the skills and talent of our team, and we believe the approach we are taking will not only allow us to achieve the inventory targets Brad outlined earlier but also lead to greater inventory efficiency in 2009 and beyond.

Now, I would like to move on to our outlook for 2008.

First, I would like to remind you that our long term growth targets remain at 20-25% for both our top and bottom lines.

As you can tell from our first quarter results, the Under Armour brand continues to resonate. Even with over 96% of our 2008 revenues coming from a challenging retail environment in North America, we continue to be a growth leader in our industry. We are able to do this because consumers are still trading up to performance products and selecting our brand. As a result, we are reiterating our 2008 full year net revenue guidance of $765 million to $775 million, which represents 26-28% growth over 2007.

The outlook for our strategic growth initiatives remains the same:

•	We continue to expect our Men’s apparel business to grow in the range of our long-term growth targets of 20-25%.

•	Additionally, our Women’s and Youth businesses are expected to grow at an even faster rate, much as they did in the first quarter.

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As Kevin mentioned, we are preparing for the launch of Performance Training footwear this Saturday. We continue to project this to be a one million unit program in its first year, but what is most exciting is the opportunity we see to grow this category while positioning us to introduce additional performance footwear categories in 2009 and beyond.

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We remain excited about the opportunity in Europe and the progress we are making in diversifying our account base, which has grown to over 1700 doors. From a distribution perspective, we continue to focus on authentic, sport specific distribution, and our goal with big box specifically is to further develop our share of shelf space with existing partners. Additionally, we recently announced signings with the Welsh Rugby Union and Hannover 96, a German soccer league club. These sports marketing deals are our first official kit supplier deals in Europe, and they give us an authentic presence on-field in two of our key markets, the U.K. and Germany. Given the retail component of these deals, we believe these signings are sound investments. However, some of the best reaction we have gotten is from our customers, who have shared their excitement about the impact this could have on our brand presence in Europe. While our International revenue in the first quarter was impacted by one of our major accounts in the U.K., we continue to expect our rate of top line growth internationally for 2008 to outpace the Company’s overall year-over-year growth rate. I want to point out that International is in an investment mode and we’re willing to be patient to grow this business for the long-term and be authentic.

•	Our Direct-to-Consumer channel continues to be a strong performer across the board whether you’re talking about the web, outlet, or the single full-price test store we have in Annapolis. We continue to believe in the opportunity this brand has to communicate and connect directly to the consumer. For 2008, we are planning to test at least 2 additional full-price retail stores.

For the first half, we continue to project top line growth in-line with our full year growth targets of 26% to 28%.

Gross Margin:

Based on the updated outlet strategy I laid out earlier, along with the gross margin detail Brad provided regarding the first quarter, we now anticipate our 2008 full year gross margins to be approximately 50% or 30 basis points lower than 2007. We expect any gross margin impact from the increase in footwear to be largely offset by the growth in the Direct-to-Consumer business.

SG&A:

We will continue to make investments to drive the growth of the brand in 2008 while also investing in initiatives that will drive our long-term growth. Part of what has made this company great is our belief in the opportunity of this brand and our willingness to invest to capitalize on that opportunity. And for 2008, our plans have not changed.

Consistent with what we have stated the last two quarters, we are still planning to invest at the high-end of 12-13% of net revenues for Marketing in 2008. This investment will support the launch of our Performance Training footwear, the installation of additional concept shops, and also encompasses our most recent college signings in the U.S. and our professional team deals in Europe.

This 12-13% of net revenues range – although inline with our previous outlook – is higher than the 11.7% of net revenues we invested in Marketing for the full year of 2007. However, we still expect to offset much of the increased year-over-year investment in Marketing by leveraging certain fixed components of our SG&A. Therefore, consistent with our previous outlook, we are anticipating a 40 basis point increase in SG&A as a percentage of net revenues for 2008.

Although our top line and SG&A investment outlook remains the same, the impact of gross margins I mentioned earlier results in a revised outlook for income from operations. We now believe 2008 income from operations will grow 20-21% for a full year range of $103.5 million to $104.5 million.

For the full year, we now estimate our effective tax rate to increase to 42.3%, up from the previously projected 41.6%. Our weighted average diluted share count is still estimated at 50.5 – 51.0 million shares.

We are excited about the future of this brand and the opportunities available to us in Apparel, Footwear, International and Direct-to-Consumer. For 2008 we will remain focused on executing our plans to drive growth while laying the foundation for growth in 2009 and beyond. While the business environment may change, our belief in our brand and opportunity does not. This belief drives our conviction to make an investment in our business each and every quarter, each and every year.

Now, Kevin, Brad and I will take your questions.

Forward Looking Statements

Some of the statements contained in this script constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this script reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: our ability to forecast and manage our growth effectively; our ability to develop and launch effectively new or updated products; our ability to accurately forecast consumer demand for our products; changes in general economic or market conditions; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; changes in consumer preferences or the reduction in demand for performance apparel and other products; reduced demand for sporting goods and apparel generally; failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; our ability to attract and maintain the services of our senior management and key employees; and our ability to maintain effective internal controls. The forward-looking statements contained in this script reflect our views and assumptions only as of the date of this script. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.